Item 26. Exhibit (e) i.

Massachusetts Mutual Life Insurance Company 1295 State Street, Springfield, MA 01111-0001	Employer Master Application (Part 1A) & Temporary Life Insurance Agreement Group Flexible Premium Adjustable Life Insurance (GUL) Group Flexible Premium Variable Adjustable Life Insurance (GVUL)

A	Employer Information : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

1.	Employer name:

2.	Business address (Street, Apt. or Suite #, City & State or Country, ZIP/Postal Code):

3.	Taxpayer Identification Number (EIN):

4.	Payroll Administrator:

5.	Primary contact name:

6.	Phone number: ( ) -

7.	Program effective date (mm/dd/yyyy):

This effective date is for all certificates on Proposed Insureds listed on the census agreed to by MassMutual (Census). For any underwritten coverage, the effective date may differ from the effective date as noted above.

B	Proposed Insured Information : : : : : : : : : : : : : : : : : : : : : : : : : :

For each Proposed Insured, the Census lists: full name, taxpayer identification number, date of birth, gender and, for the first Certificate Year, Base Selected Face Amount.

1.	Have all Proposed Insureds been actively at work as of the date of this Part 1A Application?
	If No, explain in section D – Additional Information...........................................................	☐ Yes ☐ No
“Actively at work” means working full-time at a rate of at least 30 hours per week at his/her regular place of work.

2.	Is every Proposed Insured a citizen of, and residing in, the U.S.?
	If No, indicate citizenship and residence of the Proposed Insured(s) on the Census...	☐ Yes ☐ No

C	Life Insurance Information : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

1.	Other electable riders (Select all that apply):
☐ Waiver of Monthly Charges Rider
☐ Accidental Death Benefit Rider
☐ Spouse Level Term Rider
☐ Child Level Term Rider
2.	Death Benefit Option (Select one):

☐	Option A - Greater of (i) Base Selected Face Amount plus the Supplemental Selected Face Amount and (ii) Minimum Death Benefit
☐	Option B - Greater of (i) Base Selected Face Amount plus the Supplemental Selected Face Amount plus Account Value and (ii) Minimum Death Benefit

3.	Definition of Life Insurance Test (GVUL only)*: ☐ Guideline Premium Test ☐ Cash Value Accumulation Test
*The Cash Value Accumulation Test will be used for GUL coverage.
4.	Billing Frequency (Select one): ☐ Annual ☐ Semi-Annual ☐ Quarterly ☐ Monthly

5.	Is the insurance now being applied for intended to replace or change any insurance or annuity, in whole or in part, issued by this or any other company?

If Yes, provide company name, policy number and amount in section D – Additional Information.............................................................................................................................

☐ Yes ☐ No

MassMutual Financial Group is a marketing name for Massachusetts Mutual Life Insurance Company (MassMutual) and its affiliated companies and sales representatives.

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D	Additional Information : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

Details. Indicate section letter and question number. If additional space is required, attach another sheet.

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E	Temporary Life Insurance Agreement : : : : : : : : : : : : : : : : : : : : : : : : :

1.	The Employer applies for temporary life insurance on the life of each Proposed Insured listed in the attached Census.

	If No, the following provisions of this section do not apply. . . . . . . . . . . . . . . . . . . . . . . .. . . . . .	☐ Yes ☐ No

2.	The effective date of the temporary insurance agreement is the latest of:

	i.	The date we receive from the Employer an amount of premium not less than 3 months cost of insurance charges and premium loads for the certificates applied for;

	ii.	The date this Application (Part 1A) is signed by one of our Officers; or

	iii.	The coverage effective date chosen by the Employer (Specify date): During the temporary insurance period, the amount of premium received will be held in a suspense account.

3.	The amount of temporary insurance on the life of a Proposed Insured is (Select one):

	☐	The Base Selected Face Amount for the first Certificate Year, as shown in the Census

	☐	Other (Provide formula):

For Guaranteed Issue the amount of temporary insurance may not be greater than our Guaranteed Issue Limits. For Simplified Underwriting and Full Underwriting temporary insurance is not available.

4.	Any temporary insurance on the life of a Proposed Insured will terminate at the earliest of:

	i.	The date the permanent life insurance applied for in this Application takes effect on the life of that Proposed Insured;

	ii.	The date the Proposed Insured fails to meet any requirements to qualify for the permanent insurance applied for;

	iii.	The date 90 days after the effective date of the temporary insurance; or

	iv.	The date the Employer’s written notice of termination of the insurance is received by us at our Administrative Office.

If the temporary insurance on the life of a Proposed Insured terminates for the reason specified above in no. 4(i), the amount of premium paid with this Application that was allocated to the certificate on the life of that Proposed Insured will be applied as premiums under that permanent life insurance certificate. If the temporary insurance on the life of a Proposed Insured terminates for any other reason, we will refund the amount of premium paid with this Application that was allocated to the certificate on the life of that Proposed Insured, less a cost of insurance charge. This cost of insurance charge will be for the period from the effective date of the temporary insurance to, but not including, the monthly calculation date following the termination date. The cost of insurance charge for that Proposed Insured will be based on the amount of temporary insurance on the Proposed Insured. With respect to temporary insurance, the beneficiary will be the estate of the Proposed Insured until otherwise specified on the Part 1B.

F	Agreements & Signatures : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

Fraud Warnings. Refer to the applicable fraud warning for your state of residence.

•

Colorado – It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado division of insurance within the department of regulatory agencies.

•

Delaware, Idaho & Oklahoma – Any person who knowingly, and with intent to injure, defraud, or deceive any insurer, files a statement of claim containing any false, incomplete, or misleading information is guilty of a felony.

•

Florida & New Jersey – Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

•

Maine, Tennessee, & Virginia – It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines or a denial of insurance benefits.

•

Ohio – Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

•

Oregon – Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance may be guilty of a crime and may be subject to fines and confinement in prison.

•	Vermont – Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.

•

All Other States – Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

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F	Agreements & Signatures continued . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . .

The person(s) signing below acknowledge(s) and agree(s) that:

The Application. This is part of an application for permanent life insurance. The application includes this Part 1A and the Census, the Part 1B (which if required will be completed by the Proposed Insured), any Part 2 that may be required, and any amendments or supplements. To the best of the knowledge and belief of the person(s) signing below, all statements in this application are complete and true and were truly recorded. Each person signing below adopts all the statements made in the application and agrees to be bound by them. This Application (Part 1A) is valid until withdrawn by the Employer by written notice to us at our Administrative Office. Withdrawal of this Application (Part 1A) shall not necessarily affect its use with applications submitted prior to the date we receive such notice.

Our Liability. A minimum amount of premium may be paid to the agent in exchange for temporary life insurance as discussed above in the Temporary Insurance Agreement section. If this is done, we shall be liable only as set forth in that Agreement. If that amount of premium is not paid, we shall have no liability unless and until:

•	The application has been approved by us at our Administrative Office; and

•	The first premium has been paid during the lifetime of the Proposed Insured; and
•	The Proposed Insured is actively working on the program effective date for the Employer or its affiliate(s); and

•	The policy, contract or certificate of coverage has been delivered to the person named as Owner in the certificate; and

•	At the time of payment and delivery, all statements in the application which are material to the risk are complete and true as though they were made at that time.

If any of these conditions are not met, the policy, contract or certificate of coverage and rider(s) applied for shall not take effect.

Authority of Agents. No agent can change the terms of this application or any policy, contract or certificate issued by us. No agent can waive any of our rights or requirements, or extend any time for payment.

Changes and Corrections. Any change or correction of the application will be shown on an Amendment of Application attached to the policy, contract or certificate. Acceptance of any policy, contract or certificate of coverage issued shall be acceptance of any change or correction of the application we made. However, unless otherwise indicated in this application, any correction or change of amount, classification, plan of insurance or riders must be agreed to in writing.

Signatures
Signature of Person Authorized to Sign for Employer:

Printed name:	Date:

Title (If applicable):

City/State where application is being signed:

Signature of Officer Authorized to Sign for MassMutual:

Printed name:	Date:

Title (If applicable):

Signature of Registered Representative/Agent:

Printed name:	Date:

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